FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433
Registration Statement No. 333-162195
Dated: January 12, 2012

STRUCTURED PRODUCTS

ENHANCEMENT

MARKET LINKED NOTE

CAPPED BUFFERED UNDERLYING SECURITIES (BUyS)

LINKED TO THE S&P 500® Index

PRODUCT DESCRIPTION

- Investment designed to provide exposure to the S&P 500® Index, subject to a Maximum Return
- Investors will have one-for-one downside exposure to any decline in excess of the first 20% decline in the Index Return
- Investors may lose up to 80% of their initial investment
- Investors will not receive any coupon or dividend payments
- Any payment on the BUyS is subject to the creditworthiness of the Issuer


Opportunity
Enhancement
Return
Protection
Risk

SUMMARY OF INDICATIVE TERMS (as of January 12, 2011)

Issuer:	Deutsche Bank AG, London Branch
CUSIP:	2515A1 GC 9
Face Amount:	$1,000 per BUyS
Index:	S&P 500® Index (SPX)
Participation Rate:	125% upside participation
Index Return Cap:	37.00% – 41.00% (TBD on Trade Date)
Maximum Return:	46.25% – 51.25% (TBD on Trade Date)
Buffer Level:	20.00%
Index Return:	Subject to the Index Return Cap, the Index Return, expressed as a percentage, will equal: $\frac{\text{Final Level} - \text{Initial Level}}{\text{Initial Level}}$
Initial Level:	The Index closing level on the Trade Date
Final Level:	The Index closing level on the Final Valuation Date
Payment at Maturity:	Please see Calculating the Payment at Maturity on the next page for a description of how the payment at maturity is determined.

IMPORTANT DATES

Offering Period:	January 12 – January 22, 2012
Trade Date:	January 23, 2012
Settlement Date:	January 26, 2012
Final Valuation Date:	January 23, 2015
Maturity Date:	January 28, 2015

DISCOUNTS AND COMMISSIONS

	Price to Public	Maximum Total, Discount, Commissions and Fees	Minimum Proceeds to Issuer
Per BUyS	$1,000	$2.50	$997.50

The BUyS will initially be distributed through Deutsche Bank Securities Inc. ("DBSI"), its affiliates and/or certain other affiliated or unaffiliated brokers (collectively, the "Brokers"). DBSI will receive a selling concession of up to 0.25% or $2.50 per $1,000 Face Amount of BUyS. DBSI, the agent for this offering, is our affiliate. For more information see "Supplemental Underwriting Information (Conflicts of Interest)" in term sheet No. 1427J.

NOT FDIC / NCUA INSURED OR GUARANTEED MAY LOSE VALUE
NO BANK GUARANTEE NOT A DEPOSIT NOT INSURED BY ANY FEDERAL GOVERNMENTAL AGENCY

A member of
Deutsche Bank Group

CAPPED BUFFERED UNDERLYING SECURITIES (BUyS) PAGE 2

CALCULATING THE PAYMENT AT MATURITY

For every $1,000 Face Amount of BUyS, investors will receive at maturity an amount based on the Index Return, determined as follows:

Step	Condition	Result
1	Determine the Index Return	Subject to the **Index Return Cap** of 37.00% - 41.00% (TBD on Trade Date): **Index Return =** (Final Level – Initial Level) / Initial Level
2	Index Return is greater than or equal to 0%? **Yes** / **No**	**Payment at Maturity** = $1,000 (Face Amount) + [$1,000 (Face Amount) x Index Return (Index Return) x 125%] (Participation Rate). Due to the Index Return Cap, the **Maximum Return** will be 46.25% - 51.25% (TBD on Trade Date).
3	Index Return is less than 0% but greater than or equal to -20% ? **Yes** / **No**	**Payment at Maturity** = Face Amount ($1,000 per BUyS)
4	Index Return is less than -20% **Yes**	Face Amount is reduced by 1% for every 1% decline in the value of the Index in excess of the Buffer Level. Therefore, you may lose up to 80% of the Face Amount: **Payment at Maturity** = $1,000 (Face Amount) + [$1,000 (Face Amount) x (Index Return (Index Return) + 20% (Buffer Level))]

RETURN SCENARIOS AT MATURITY

Assumes $1,000 of Face Amount of BUyS, a Buffer Level of 20%, a Participation Rate of 125%, an Index Return Cap of 39.00% and a Maximum Return of 48.75%.


BUyS Payout ($)
200
175
150
125
100
75
50
25
0
Initial Level
-100% -75% -50% -25% 0% 25% 50% 75% 100%
Percentage Change in Index (%)
BUyS Return
Percentage Change in Index
Potential outperformance
Potential underperformance

Percentage Change in Index	BUyS Return	Payment at Maturity
60.00%	48.75%	$1,487.50
50.00%	48.75%	$1,487.50
39.00%	48.75%	$1,487.50
25.00%	31.25%	$1,312.50
10.00%	12.50%	$1,125.00
1.00%	1.25%	$1,012.50
0.00%	0.00%	$1,000.00
-10.00%	0.00%	$1,000.00
-20.00%	0.00%	$1,000.00
-30.00%	-10.00%	$900.00
-40.00%	-20.00%	$800.00
-50.00%	-30.00%	$700.00
-60.00%	-40.00%	$600.00

Hypothetical scenario analysis does not reflect advisory fees, brokerage or other commissions, or any other expenses that an investor may incur in connection with the BUyS. No representation is made that any trading strategy or account will, or is likely to, achieve similar returns to those shown above. Hypothetical results are neither an indicator nor guarantee of future returns. Actual results will vary, perhaps materially, from this hypothetical scenario.

CAPPED BUFFERED UNDERLYING SECURITIES (BUyS) PAGE 3

SELECTED RISK FACTORS

YOUR INVESTMENT IN THE BUYS IS PROTECTED ONLY TO THE EXTENT OF THE BUFFER LEVEL,
SUBJECT TO OUR CREDITWORTHINESS -- The BUyS do not guarantee any return of your initial investment in excess of $200.00 per $1,000 Face Amount of BUyS. The return on the BUyS at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the Index Return is positive or negative. Your investment will be exposed to any decline in the Index in excess of the Buffer Level. Accordingly, you could lose up to $800.00 for each $1,000 that you invest.

THE RETURN ON YOUR BUYS IS LIMITED BY THE MAXIMUM RETURN -- As a holder of the
BUyS, you will not benefit from any appreciation of the Index beyond the Index
Return Cap of between 37.00% and 41.00% (to be determined on the Trade Date).
Consequently, the BUyS are subject to a Maximum Return of between 46.25% and
51.25% (to be determined on the Trade Date) and your Payment at Maturity will be limited to a maximum payment of between $1,462.50 and $1,512.50 for each $1,000
Face Amount of BUyS you hold, regardless of any further appreciation of the
Index, which may be significant.

NO COUPON OR DIVIDEND PAYMENTS OR VOTING RIGHTS -- You will not receive coupon payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component stocks underlying the Index would have.

CREDIT RISK -- The payment of amounts owed to you under the BUyS is subject to the Issuer's ability to pay. Consequently, you are subject to risks relating to the creditworthiness of Deutsche Bank AG.

CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE BUYS
PRIOR TO MATURITY -- Certain built-in costs, such as our estimated cost of hedging, are likely to adversely affect the value of the BUyS prior to maturity.
You should be willing and able to hold your BUyS to maturity. LACK OF LIQUIDITY
-- There may be little or no secondary market for the BUyS. The BUyS will not be listed on any securities exchange.

MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE BUYS -- In
addition to the level of the Index on any day, the value of the BUyS will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other.

TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY
DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE BUYS -- We or one or more of our affiliates may hedge our exposure from the BUyS by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the
Index and make it less likely that you will receive a return on your investment in the BUyS. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the BUyS declines. We or our affiliates may also engage in trading in instruments linked to the Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Index. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the BUyS. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, the trading strategy of investors in the BUyS.

OUR RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE INDEX OR
THE MARKET VALUE OF THE BUYS -- We and our affiliates and agents may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the BUyS, which could affect the level of the Index or the value of the BUyS.

POTENTIAL CONFLICTS -- Because we and our affiliates play a variety of roles in connection with the issuance of the BUyS, including acting as calculation agent and hedging our obligations under the BUyS, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the BUyS.

THE U.S. TAX CONSEQUENCES OF AN INVESTMENT IN THE BUYS ARE UNCLEAR --
Significant aspects of the U.S. federal income tax treatment of the BUyS are uncertain, and the Internal Revenue Service or a court might not agree with the tax consequences described in the accompanying term sheet.

See "Selected Risk Considerations" in the accompanying term sheet and "Risk
Factors" in the accompanying product supplement for additional information.

Deutsche Bank AG has filed a registration statement (including a prospectus)
with the Securities and Exchange Commission, or SEC, for the offering to which this fact sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents including term sheet No.
1427J, the underlying supplement and the product supplement relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.
Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement, term sheet No. 1427J and this fact sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the BUyS at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the BUyS prior to their issuance. We will notify you in the event of any changes to the terms of the BUyS, and you will be asked to accept such changes in connection with your purchase of any BUyS. You may also choose to reject such changes, in which case we may reject your offer to purchase the BUyS.

Investor Solutions Group [] New York [] 212-250-9905